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                                                                    EXHIBIT 10.8
                      [Letterhead of ShowCase Corporation]


July 31, 1998



Mr. Roger Bottum
839 Locust Street
Winnetka, IL 60093

Dear Roger:

On behalf of the ShowCase Corporation Management Team, it is with great pleasure that I extend to you the following Offer of Employment with ShowCase Corporation (ShowCase).

Compensation
I would like to offer you the position of Vice President of Marketing, reporting to Ken Holec, President and CEO of ShowCase Corporation. You will be based at our ShowCase Corporation office at Rosemont, Illinois. This position shall begin on August 17, 1998. Your annual base salary shall be $175,000.00, plus a targeted bonus of $62,500. ShowCase employees are paid semi-monthly on the 15th and last day of each month, twenty-four (24) times per year. You will receive your first paycheck on August 31, 1998. As the Vice President of Marketing for ShowCase Corporation, you will also be entitled to participate in ShowCase's Executive Compensation Plan as outlined on the attached document.

Severance Pay
Should ShowCase terminate your employment for any reason other than for cause (as defined by ShowCase policy), you will be entitled to receive salary continuance equal to your base salary for six (6) months, or until you have secured permanent employment elsewhere, whichever occurs first. If the termination occurs during the first six (6) months of employment, the salary continuation shall be increased by an additional six months less the number of months worked. The first month of salary continuance would begin the month following your termination date. To be eligible for the salary continuation you must have made a good faith effort to secure alternate employment. You shall not be entitled to salary continuance should you voluntarily terminate your employment with ShowCase Corporation for any reason other than following a "change of control" of ShowCase. "Change of Control is defined as the acquisition by a person, not currently a shareholder of the Company, of shares of ShowCase stock representing more than 50% of the voting power of the outstanding shares and which results in a substantial change in the scope of your employment responsibilities or job location."

Stock Option Plan
You will also be eligible to receive 135,000 shares of ShowCase Corporation at the price of $2.00 per share. 90,000 shares will vest at 1/60th per month over five years, and the other 45,000 shares will cliff at 9 years and 11 months, accelerating retroactively to the five year schedule upon either
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Mr. Roger Bottum
July 31, 1998
Page 2


being promoted to COO or achievement of an alternative objective mutually agreed upon by you and the ShowCase Corporation Board or Directors.

SSA Bonus
If starting with ShowCase Corporation on August 17, 1998 would prevent you from receiving a $11,250 bonus from SSA that is due to you after September 1, ShowCase Corporation will reimburse you for this amount. If SSA does pay you the $11,250 bonus, ShowCase Corporation is under no obligation to pay this amount to you.

Insurance Programs
As a full-time ShowCase employee, you will be entitled to participate in ShowCase's cafeteria style benefits program. You will receive $50,000 life insurance paid for by ShowCase Corporation and, if elected, medical, disability, voluntary term life and dental coverage. Your insurance benefits coverage shall begin on September 1, 1998, Currently ShowCase contributes $350 per month towards the cafeteria style benefits program. In addition, you may elect to participate in the Non-reimbursed Medical Account and Dependent Care Account on a pre-tax basis.

401 (k) Plan
Beginning October 1, 1998, you shall be eligible to participate in ShowCase's 401(k) Plan. All insurance elections and 401(k) contributions are handled on a full or partial pre-tax basis

Acceptance acknowledgment
Enclosed with this offer to Employment, you shall find ShowCase Corporations Policy Handbook detailing ShowCase Corporation's major policies and standards of employment. Please read this handbook carefully. By signing the enclosed Letter of Acceptance, you are acknowledging your understanding of these policies and standards and agreeing to abide by them. In addition, you will also find enclosed the ShowCase Confidentiality, Inventions and Restrictive Covenant Agreement. Please sign and return these documents with your signed letter of acceptance.

Should you have any questions regarding ShowCase Corporation or this Offer of Employment, please do not hesitate to contact me. Should you choose to do so, please sign and return the enclosed Letter of Acceptance by July 31, 1998.

Sincerely,

/s/ Ken Holec

Ken Holec
President and CEO

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